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EXHIBIT 11

PEOPLES BANCORP INC.

Computation of Earnings Per Share


                                          Three Months ended March 31,

                                       1994         1993 <F1>    1993 <F1>
                                                    Before       After
                                                    Cumulative   Cumulative
                                                    Effect of    Effect of
                                                    Accounting   Accounting
                                                    Changes      Changes


FULLY DILUTED EARNINGS PER SHARE

EARNINGS
Net income                             $1,306,000   $1,502,000   $1,188,000

Add: Effect of not having
   Convertible Subordinated
   Debenture outstanding
   net of tax effect                   0            16,000       16,000

        SUBTOTAL                       $1,306,000   $1,518,000   $1,204,000


COMMON SHARES OUTSTANDING
Weighted average Common
  Shares Outstanding                   1,451,646    1,393,504    1,393,504

Add: Shares issued assuming
  conversion of Convertible
  Subordinated Debentures at
  beginning of period                 0             74,377       74,377

Add: Adjustment for outstanding
  stock options                       3,123

        SUBTOTAL                      1,454,769    1,467,881    1,467,881


Fully Diluted Earnings Per Share      $0.90        $1.03        $0.82



<F1>  1993 weighted average shares outstanding have been adjusted due to 10% stock dividend issued April 15, 1993


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